Exhibit 3.1




                          CERTIFICATE OF AMENDMENT
                          ------------------------

                                   of the

             AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
             -------------------------------------------------

                                     of

                         RJR NABISCO HOLDINGS CORP.
                         --------------------------

       (originally incorporated under the name of RJR Holdings Corp.)

                                 * * * * *

                   Pursuant to Section 242 of the General

                  Corporation Law of the State of Delaware

                                 * * * * *

     RJR Nabisco Holdings Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware
(hereinafter called the "Corporation"), DOES HEREBY CERTIFY:


     FIRST: The first paragraph of ARTICLE FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended to read as follows:

     The total number of shares of capital stock that the Corporation is authorized to issue is 590,000,000 shares of which 440,000,000 shares are Common Stock, par value $.01 each, and 150,000,000 shares of which are shares of preferred stock, par value $.01 each (hereinafter referred to as "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this ARTICLE FOURTH, for each such series the number of shares constituting such series and the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors or a duly authorized committee thereof under the General Corporation


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                                     2


     Law of the State of Delaware. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted.

     At the effective time of this amendment to the Certificate of Incorporation of the Corporation, each five (5) issued and outstanding shares of Common Stock of the Corporation shall be combined into one (1) share of validly issued, fully paid and nonassessable Common Stock of the Corporation. No scrip or fractional shares shall be issued by reason of this amendment.

     SECOND: Such amendment was approved both by the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon and by the holders of a majority of the outstanding Common Stock of the Corporation, voting as a separate class, at a meeting duly called and held on April 12, 1995 upon notice in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware.

     THIRD: Such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed and this Certificate to be signed by its Senior Vice President and attested to by its Assistant Secretary, this 12th day of April, 1995.


                                   RJR Nabisco Holdings Corp.


                                   By:________________________
                                        Jo-Ann Ford
                                        Senior Vice President, Law
[CORPORATE SEAL]                          and Secretary


ATTEST:

By:________________________
     Suzanne P. Jenney
     Assistant Secretary